Exhibit 99.1

STERLING MINING COMPLETES PRIVATE PLACEMENTS AND RECEIVES

CONDITIONAL APPROVAL FOR TORONTO STOCK EXCHANGE LISTING

WALLACE, IDAHO, August 2 /CNW/—Sterling Mining Company (OTCBB: SRLM) (the “Company”) announced today that it has closed two private placement offerings, that in the aggregate raised a total of US$24,734,755.50.

In addition, the Company has received conditional approval from the Toronto Stock Exchange (“TSX”) to list its common shares on the TSX, subject to fulfilling all requirements of the TSX and filing of customary documentation on or prior to October 30, 2007.

In a brokered offering, the offering consisted of 5,585,792 special warrants (“Special Warrants”) at a price of US$3.25 per Special Warrant (the “Brokered Offering”). Each Special Warrant is convertible into one common share of the Company (“Common Shares”) and one-half of one common share purchase warrant (the “Warrants”). Conversion shall occur upon the issuance of a receipt for a final prospectus in Canada that qualifies the Common Shares and Warrants. Each whole Warrant is exercisable for one Common Share at an exercise price of US$4.10 for 24 months following the closing date of the Brokered Offering. The Brokered Offering was completed on a best-efforts basis with TD Securities Inc. and Blackmont Capital Inc. of Toronto, Canada, who were engaged as co-agents.

In addition, in a second offering in the United States and elsewhere, the offering consisted of 2,024,902 units (“Units”) at the same price of US$3.25 per Unit (the “Second Offering”). Each Unit is comprised of one common share of the Company (“Common Shares”) and one-half of one common share purchase warrant (the “Warrants”). Each Warrant is similarly exercisable for one Common Share at an exercise price of US$4.10 for 24 months following the closing date of the Offering.

Proceeds from the private placements will be used to fund the ongoing rehabilitation and upgrade of the Sunshine Mine as part of Sterling’s mine plan to resume silver production, currently forecasted to begin in December 2007, and for general working capital purposes.

In connection with the Brokered Offering, the Company paid a cash commission of 7% of the gross proceeds of the private placement, and issued non-transferable compensation options to purchase 391,005 Special Warrants (equal to 7% of the Special Warrants sold under the private placement), exercisable at US$3.25 per Special Warrant for a period of 24 months after the closing date of the Offering.

In connection with the Second Offering, the Company paid cash commissions, and issued similar non-transferable compensation options to purchase Units, common shares and warrants not exceeding 7% of the gross proceeds.

The private placement was made in a transaction exempt from the registration requirements of the Securities Act of 1933. The shares of common stock sold have not been registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Sterling Mining Company

Sterling Mining controls the Sunshine Mine, currently forecasted to begin production in December 2007, and related exploration lands in the prolific Silver Valley of northern Idaho. The Company also holds several silver properties in Mexico, including the Barones Tailings Project in the Zacatecas Silver District. Shares of Sterling Mining Company trade on the OTC Bulletin Board under the symbol “SRLM” and also on the Frankfurt Stock Exchange under the trading symbol “SMX”.

FOR FURTHER INFORMATION, visit the Company’s website at www.SterlingMining.com

To receive Sterling news via email, please email julia@chfir.com and specify “SRLM news” in the subject line.

This press release does not constitute an offer to sell or a solicitation to buy securities, and contains forward-looking statements regarding the Company within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are based on assumptions that the Company believes are reasonable but that are subject to uncertainties and business risks. Actual results relating to any and all of these subjects may differ materially from expected results. Along with additional underground rehabilitation and restoration of site facilities, the timetable for the continuing work program anticipates production beginning in December 2007. If we are able to stay on schedule with the mine work and obtain the funding, equipment, and qualified operations personnel as needed for the work program, we believe production by December is doable. Factors that could cause results to differ materially include economic and political events, the ability to raise capital in the financial markets, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006 and subsequent 10-Q and 8-K filings.

For further information: Sterling Mining Company Raymond De Motte, President Monique Hayes, Marketing/Communications

208-699-6097 www.SterlingMining.com or CHF Investor Relations Cathy Hume, CEO, 416-868-1079 x231 cathy@chfir.com www.chfir.com.

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